Exhibit 10.1

PROMISSORY NOTE

Dated as of August 30th, 2018

Up to $750,000.	Cedar Knolls, New Jersey

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, MYOS RENS TECHNOLOGY INC., a Nevada corporation (the “Maker”), hereby unconditionally promises to pay to the order of JOSEPH MANNELLO (the “Lender”, and together with the Maker, the “Parties”), the principal amount of up to SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New Jersey are authorized or required by law to close.

“Default” means any of the events specified in Section 6 that constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 6 would, unless cured or waived, become an Event of Default.

“Event of Default” has the meaning set forth in Section 6.

“Governmental Authority” means the government of any nation or any political subdivision thereof.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lender” has the meaning set forth in the introductory paragraph.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Maturity Date” means the earliest of (a) the one year anniversary of the date of this Note, (b) three Business Days after the Maker has received minimum proceeds of $1,000,000 from the sale of Maker’s net operating losses and (c) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

2. Final Payment Date; Optional Prepayments; Drawdown Requests.

2.1 Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.2 Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be re-borrowed.

2.3 Drawdown Requests. The principal amount of this Note may be drawn down from time to time prior to December 31, 2018 (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Lender. Lender shall fund each Drawdown Request no later than five (5) Business Days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is Seven Hundred Fifty Thousand Dollars ($750,000). Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Lender in connection with, or as a result of, any Drawdown Request by Maker.

3. Interest.

3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at a rate equal to Five Percent (5%) per annum from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2 Interest Payment Date. Interest shall be payable in arrears to the Lender on the Maturity Date.

3.3 Computation of Interest. All computations of interest shall be made on the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made and shall not accrue on the Loan on the day on which it is paid.

3.4 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Lender to the Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

4. Payment Mechanics.

4.1 Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America.

4.2 Application of Payments. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under the Note.

4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5. Representations and Warranties. The Maker hereby represents and warrants to the Lender on the date hereof as follows:

5.1 Existence. The Maker is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction of organization.

5.2 Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

5.3 Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Maker has duly executed and delivered this Note.

6. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

6.1 Failure to Pay. The Maker fails to pay any amount of the Loan when due and such failure continues for and such failure continues for 15 days after written notice to the Maker.

6.2 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Maker to the Lender herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

6.3 Cross-Defaults. The Maker fails to pay any of its indebtedness owing to Lender under any promissory note (other than indebtedness under this Note) when due and such failure continues after the applicable grace period, if any, specified in the note relating to such indebtedness.

6.4 Bankruptcy.

(a) the Maker commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors; or

(b) there is commenced against the Maker any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days.

7. Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may at its option, by written notice to the Maker (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 6.4 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Lender.

8. Miscellaneous.

8.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day) and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

8.2 Expenses. The Maker shall reimburse the Lender for all reasonable and documented out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Lender in connection with the enforcement of the Lender’s rights hereunder after the occurrence, and during the continuance, of an Event of Default.

8.3 Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New Jersey.

8.4 Submission to Jurisdiction.

(a) The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New Jersey or of the United States of America for the District of New Jersey and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 8.4 shall affect the right of the Lender to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

8.5 Venue. The Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 8.4(b) and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.6 Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

8.7 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

8.8 Successors and Assigns. This Note may not be assigned, transferred or negotiated by the Lender to any Person without the consent of the Maker, except after 30 days written notice to the Maker if an Event of Default has occurred and is continuing. The Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Lender. This Note shall inure to the benefit of and be binding upon the parties hereto and their heirs or successors, as applicable, and permitted assigns.

8.9 Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

8.10 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

8.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.13 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Joseph DiPietro
Name:	Joseph DiPietro
Title:	Controller

INITIAL ADDRESS FOR NOTICES TO MAKER:

MYOS RENS Technology Inc.

45 Horsehill Road, Suite 106

Cedar Knolls, NJ 07927

Attn: Chief Executive Officer

INITIAL ADDRESS FOR PAYMENTS TO LENDER:

137 Jockey Hollow Road

Bernardsville, NJ 7924

[Signature page for Promissory Note]